UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio		44114
(Address of principal executive offices)		(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 13, 2014, TransDigm announced the retirement of Raymond F. Laubenthal as Chief Operating Officer of the Company. Mr. Laubenthal will start to transition his responsibilities effective October 20, 2014 but will stay on with the Company for a transition period, no later than December 31, 2014, unless the parties mutually agree.

On October 13, 2014, TransDigm announced the hiring of Kevin Stein, age 48, as Chief Operating Officer of the Company’s Power Group. Mr. Stein will commence employment on October 20, 2014. Mr. Stein was most recently the Executive Vice President of Precision Castparts Corporation (NYSE: PCP) and President of its $1.5 billion revenue multi-unit Aerospace Structural Casting and Ring Forging business segment. Prior to that, he was President of the PCP $1.5 billion of revenue multi-unit Aerospace Fastener business. Prior to PCP, Kevin was President of the Cooper Industries Bussman division and General Manager of Tyco Electronics Raychem circuit protection business.

The Company expects to enter into a five-year employment agreement with Mr. Stein on terms similar to those of other executive officers of the Company. The following material terms have already been agreed to between the Company and Mr. Stein and will be included in Mr. Stein’s employment agreement. Mr. Stein’s annual base salary is $585,000. In addition, Mr. Stein is entitled to participate in the Company’s annual cash bonus plan with a target bonus of 80% of his base salary, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers. Mr. Stein will receive a grant of stock options expected to be valued at approximately $13,000,000 on a Black Scholes basis when the Compensation Committee grants options to other employees in November 2014. Mr. Stein will be required to hold stock or vested in-the-money options, with a value of at least $3,250,000, at least half of which must be held in stock. Mr. Stein will also receive a grant of 13,000 shares of restricted stock that will vest evenly over three years on December 31 of each year. In addition to customary termination provisions, Mr. Stein’s employment agreement will also provide that he may terminate for good reason in the event that Mr. Stein is not appointed Chief Executive Officer of the Company by December 31, 2017 or such later date as the Company and Mr. Stein mutually agree. In such event, Mr. Stein will receive severance in the amount of 1.5 times his salary plus target bonus.

Also on October 13, 2014, TransDigm announced the promotion of Robert Henderson, age 58, to Chief Operating Officer of the Company’s Airframe Group. Mr. Henderson’s new responsibilities will commence on October 20, 2014. Mr. Henderson has been an Executive Vice President of the Company since 2005 and was President of the Company’s AdelWiggins Group division from 1999 to 2008. Prior to that, Mr. Henderson was President of Marathon Power Systems (now known as MarathonNorco Aerospace, Inc.), a subsidiary of the Company.

Item 7.01 Regulation FD Disclosure.

On October 13, 2014, the Company issued a press release announcing the retirement of Raymond F. Laubenthal as Chief Operating Officer of the Company and naming Messrs. Kevin Stein and Robert Henderson as his successors and issued a press release announcing the hiring of Mr. Stein. A copy of the press releases are furnished with this Report as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Press Release relating to the retirement of Mr. Laubenthal

Exhibit 10.2	Press Release relating to the appointment of Mr. Stein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President, Chief Financial Officer and Secretary

Date: October 14, 2014